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                                                                   EXHIBIT 10.68

                    FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
                         DATED DECEMBER 4, 1995 BETWEEN
         AFC ENTERPRISES, INC. F/K/A AMERICA'S FAVORITE CHICKEN COMPANY
               ("THE COMPANY") and SAMUEL N. FRANKEL ("EMPLOYEE")

     WHEREAS, the Company and Employee entered into an Employment Agreement dated as of December 4, 1995, as amended, ("the Employment Agreement"), governing the terms and conditions of Employee's employment with the Company; and

     WHEREAS, the Company and Employee desire to amend certain provisions of the Employment Agreement;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

     1. Section 1 of the Employment Agreement is deleted in its entirety and the following inserted in lieu thereof:

     "1. Term of Agreement. The term of employment under this Agreement shall be for a period of one (1) year commencing January 1, 2001 and ending January 1, 2002, unless sooner terminated as hereinafter provided (the "Employment Term"). Thereafter, the parties acknowledge that the provisions relating to the term of Employee's engagement as a consultant after the Employment Term shall remain in effect during the Consulting Period as set forth in Section
     9.03 below."

     2. Section 2.01 of the Employment Agreement is deleted in its entirety and the following inserted in lieu thereof

     "2.01. Position. Employee shall continue to serve as Executive Vice President of the Company responsible for the Strategic Growth & Development Group, to include mergers, acquisitions and joint ventures. Employee hereby resigns as General Counsel and Secretary of the Company and as a member of its Board of Directors and member of the Executive Committee of the Board of Directors effective February 7, 2001, or such earlier time as determined by the Chief Executive Officer or Board of Directors of the Company."

     3. Section 3 of the Employment Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

     "3. Base Salary. Beginning January 1, 2001 and continuing for the EmploymentTerm hereof, Company shall pay Employee, in equal installments no less frequently than monthly, a base salary at the rate of Three Hundred Thirty Thousand Dollars ($330,000) per annum."

     4. Section 4 of the Employment Agreement is deleted in its entirety and the following inserted in lieu thereof:

     "4. Bonus. Employee shall be entitled to an Incentive Bonus for the fiscal year 2001 as determined by the Chief Executive Officer of the Company."

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     5.  Section 5 of the Employment Agreement is amended by adding thereto a new Section 5.04 as follows:

     "5.04. Additional Stock Options. Except for the 25,000 stock options heretofore approved by the Board of Directors to be granted to Employee as of January 1, 2001, Employee shall not be entitled to any other stock option awards made during the Employment Term."

     6. Section 6 of the Employment Agreement is amended by adding thereto the following:

     "The Company shall continue to pay all of the premiums as they become due during the EmploymentTerm on the two (2) life insurance policies issued by Security Life of Denver (Policy Nos. 1533730 and 1545688), respectively, on the life of Employee in the face amounts of $1,014,495 and $536,500, respectively, (the "Insurance Policies") owned or maintained under the Split Dollar Agreements between the Company and Employee currently in effect."

     7. Section 7.01 of the Employment Agreement is hereby deleted in its entirety and the following new Section 7.01 is inserted in lieu thereof:

     "7.01.  Executive Flex Perk.  Employee shall continue to participate in the
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Company's Executive Flex Perk Plan subject to the terms, conditions and limitations thereof. The Company will pay to Employee under such Plan, an amount equal to Twenty Thousand Dollars ($20,000) per year during the Employment Term, payable in the same manner as Employee's Base Salary is paid.

     8. Sections 9, 9.01(a), 9.02, 9.03, 9.04 and 9.05 of the Employment
Agreement are deleted in their entirety and the following Sections 9, 9.01(a), 9.02, 9.03, 9.04, and 9.05 are inserted in lieu thereof.

     "9. Termination/Consulting Services.

     9.01 Definitions.

               (a)  Cause.  During the Employment Term, "Cause" shall mean (i)
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Employee commits fraud or is convicted (all appeals final) of a crime involving moral turpitude, (ii) Employee, in carrying our his duties hereunder, has been guilty of gross neglect or gross misconduct resulting in material harm to the Company or any of its affiliates, (iii) Employee shall have repeatedly refused to follow or comply with the duly promulgated directives (consistent with his position) of the Chief Executive Officer of the Company or (iv) Employee otherwise materially breaches this Agreement, and if such breach is susceptible to cure, fails to cure such breach within thirty (30) days of receipt of written notice thereof from the Company. During the Consulting Period, "Cause" shall mean Employee commits fraud or is convicted (all appeals final) of a crime involving moral turpitude, related to the services to be performed by Employee during the Consulting Period.

     9.02. Termination. The Employment Term of this Agreement shall terminate upon the occurrence of any of the following events:

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         (a) the mutual decision of Employee and the Company;
         (b) the death or Disability of the Employee;
         (c) Employee's decision to retire from the Company prior to the expiration of the Employment Term hereof;
         (d) the expiration of the Employment Term hereof; or
         (e) for Cause.

     In the event of termination of Employee's employment hereunder for any reason or upon expiration of the Employment Term, and in addition to the provisions of Section 9.03 below, it is agreed that the Company will transfer and assign to the Employee all of its interest, including cash value and any right to premium repayment in the Insurance Policies referred to in Section 6 above, subject to any required federal, state or local withholding or employment related taxes with respect thereto. In addition, in either of such events, it is agreed that all unvested rights of Employee under any stock option agreement granted to Employee prior to the termination of the Employment Term of this Agreement shall immediately accelerate and be vested and employee shall have the right to exercise any such stock option in accordance with the exercise provisions set forth in such agreement.

     9.03. Consulting Services. Upon the termination or expiration of the Employment Term of this Agreement for any reason whatsoever, including but not limited to the terminating events listed in Section 9.02 above (a "Terminating Event"), but subject to Employee's compliance with Section 27.03 below, and in consideration of Employee's previous positions and duties with the Company, his knowledge and understanding of the history of the Company and its formation, and his knowledge of confidential and proprietary information of the Company, the Company shall engage Employee, as an independent contractor, for a period of ten
(10) years (the "Consulting Period") commencing on the first day following the termination or expiration of the Employment Term hereof and shall pay or provide to Employee the Consulting Fee, Health Care Benefits and Tax Reimbursement described in this Section 9.03, on the following terms and conditions:

         (a) Employee shall be engaged as an independent contractor to provide consultation and advice to the Chief Executive Officer of the Company. Neither Employee's physical presence, or any travel by Employee, shall be required with respect to the performance of his duties as a consultant during the Consulting Period. Company acknowledges and agrees that the scheduling of any consulting work to be done by Employee during the Consulting Period shall be at such times as shall be mutually acceptable to Employee and the Chief Executive Officer of the Company. The Chief Executive Officer of the Company in requesting consulting services from the Employee shall take into consideration other scheduled activities of the Employee, both business and non-business, and the Employee's health. The Company acknowledges that there is no minimum amount of time Employee is required to perform consulting services hereunder during the Consulting Period and the unavailability of Employee to provide consulting services hereunder or the Company's dissatisfaction with the quality of consulting services provided hereunder shall not be considered to be a breach of this Agreement or reason to terminate Employee's Consulting Engagement.

         (b) During the Consulting Period, the Company shall pay to Employee an annual consulting fee, in cash, of $350,000 per year (the "Consulting Fee"), the first

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              such payment to be made on the first day following the occurrence of a Terminating Event and continuing on the same day of each year thereafter during the Consulting Period until a total of ten (10) payments have been made as provided herein.

         (c) The Company, at its expense shall provide to the Employee, his spouse and son, Alexander Frankel, during the Consulting Period, health care benefits equivalent to the coverage then being provided by the Company to its executive officers under the Company's basic health care benefit program in effect at the end of the Employment Term but in no event less than the coverage currently being provided to Employee (the "Health Care Benefits"); provided, however, that if Company is unable to provide such benefits to Employee or his family due to contractual restrictions or eligibility requirements of its group medical plan, the Company will pay to Employee, or his family in the event of Employee's death prior to the end of the Consulting Period, in cash throughout the ten (10) year Consulting Period described herein, the after tax cost to Employee of purchasing equivalent coverage.

         (d) Employee's engagement as a consultant hereunder by the Company may only be terminated by Company for Cause or due to Employee's death or Disability. In the event of a Termination for Cause the obligations of the Company to Employee hereunder shall cease and shall be of no further force or effect whatsoever.

         (e) In the event of any termination of this Agreement due to death or Disability during the Employment Term hereof or Employee's engagement as a consultant hereunder, Employee, or in the event of Employee's death, Employee's Designated Beneficiary, shall be entitled to the payment of the Consulting Fee described in Subsection (b) above, the Health Care Benefits described in Subsection (c) above and to the Tax Reimbursement described in Subsection (f) below for the entire Consulting Period or the balance of the Consulting Period then remaining, as the case may be, in the same manner as if Employee's employment or engagement as a consultant had not terminated. In the event of Employee's death without naming a Designated Beneficiary or if a Designated Beneficiary designation has been revoked, all of such payments or benefits required to be paid or provided hereunder shall be made to the Estate of Employee.

         (f) Employee and the Company hereby acknowledge and agree that during the Consulting Period, Employee's relationship to the Company shall be that of an independent contractor. Employee shall not be considered, under the provisions hereof, or otherwise, as having an employee status with respect to the Company, or as being entitled to participate in any plans or arrangements, pertaining to or in connection with any pension, bonus, profit sharing, group term life insurance, major medical health coverage or other fringe benefits which may be afforded to employees of the Company except as provided in this Section 9.03. No deductions shall be made by the Company from the Consulting Fee for withholding taxes or social security taxes, and Employee shall be responsible for payment of such taxes; provided, however, that the

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              Company shall reimburse Employee upon demand an amount equal to the after tax cost to Employee of one-half of all self-employment taxes required to be paid by Employee with respect to the Consulting Fee payable hereunder (the "Tax Reimbursement"). Employee shall indemnify and hold harmless the Company from and against any assessment or deficiency made by the Internal Revenue Service or the Department of Revenue of the State of Georgia, or any other taxing authority against the Company as a result of Employee's failure to pay any required income tax, self-employment taxes or social security taxes with respect to the Consulting Fee.

         (g)  The payments and benefits provided to Employee in this Section
              9.03 are in lieu of any and all payments, compensation or other benefits provided for in Sections 3, 4, 5, 6 and 7 of this Agreement and any payments or benefits provided pursuant to plans or agreements adopted by the Company pursuant to such Sections.

     9.04. The Company agrees to indemnify and hold Employee harmless from and against any claims, liabilities, damages, judgments, penalties, fines, or expenses of any type whatsoever, including but not limited to attorney's fees and expenses of litigation, incurred by Employee in or arising out of the status, capacities or activities of Employee as a consultant hereunder, or any action taken by Employee as a result of the relationship created by this Agreement, except for Employee's own gross negligence or willful misconduct.

     9.05. In the event Frank Belatti is no longer the Chief Executive Officer of the Company, upon the occurrence of such event, the Consulting Period shall end and the Company shall pay to the Employee in cash in one (1) lump sum all of the remaining payments required to be made by the Company to the Employee under Subsections 9.03(b), 9.03(c) and 9.03(f), discounted back to present value using a discount factor of 6.0% per annum.

     9. Section 10 is deleted in its entirety and the following is inserted in lieu thereof:

     "10. Promissory Notes/Stock Pledge.

     10.01. Promissory Notes. Employee has heretofore executed in favor of the Company four promissory notes, in the face amounts of $985,149, $44,879, $300,000, and $104,993.25, having maturity dates of December 31, 2003 or December 31, 2005. Each of such promissory notes is hereby amended to provide that all principal and interest due under such notes shall be paid in five (5) equal installments of principal and interest beginning on the current stated maturity date of each such note and continuing annually for four years thereafter until all principal and interest has been fully paid.

     10.02. Stock Release. The Stock Pledge Agreement between Employee and the Company dated April 11, 1996 is hereby amended by (i) releasing from the security interest granted to the Company as provided in such Stock Pledge Agreement, 460,000 shares of the common stock of the Company and (ii) including in the term "Note" as defined therein all of the promissory notes described in
Section 10.01 above. The balance of 200,000 shares of the common stock of the Company remaining after the release described herein shall continue to be held as security as
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as provided in such Stock Pledge Agreement. Except as amended hereby, the Stock
Pledge Agreement remains in full force and effect."

     10. The Employment Agreement is further amended by adding a new Section 25 as follows:

     "25. Scope of Agreement. The terms and provisions of this Employment Agreement set forth the consulting arrangement between Employee and the Company and all of the benefits to which Employee shall be entitled upon a termination of employment or expiration of the Employment Term of this Agreement and are in lieu of all of the benefits set forth in any and all other agreements between Employee and the Company. Nothing contained in this Employment Agreement, as amended, shall in any way affect the application or enforcement of the Registration Rights Agreement and Shareholders Agreement entered into by Employee and Company and referred to in Sections 5.02 and 5.03 hereof. This
Section 25 shall survive the termination or expiration of this Agreement for any reason."

     11. The Employment Agreement is further amended by adding a new Section 26 as follows:

     "26. Confidentiality and Non-Competition.

     26.01 Definitions. For purposes of this Section 26, the following terms shall have the following meanings:

          "Affiliate" means any corporation, limited liability company, partnership or other entity of which the Company owns at least fifty percent (50%) of the outstanding equity and voting rights, directly or indirectly, through any other corporation, limited liability company, partnership or other entity.

          "Businesses" means the businesses engaged in by the Company directly or through its Affiliates immediately prior to termination of employment.

          "Confidential Information" means information which does not rise to the level of a Trade Secret, but is valuable to the Company or any Affiliate and provided in confidence to Employee.

          "Proprietary Information" means, collectively, Trade Secrets and Confidential Information.

          "Restricted Period" means the period commencing as of the date hereof and ending on that date two years (2) year after the termination of Employee's employment with the Company.

          "Trade Secrets" means information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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     26.02 Covenant Not-To-Disclose. The Company and Employee recognize that, during the course of Employee's employment with the Company, the Company has disclosed and will continue to disclose to Employee Proprietary Information concerning the Company and the Affiliates, their products, their franchisees, their services and other matters concerning their Businesses, all of which constitute valuable assets of the Company and the Affiliates. The Company and Employee further acknowledge that the Company has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Employee of such assets to the public shall cause irreparable harm, damage and loss to the Company and the Affiliates. Accordingly, Employee acknowledges and agrees:

     (a) that the Proprietary Information is and shall remain the exclusive property of the Company (or the applicable Affiliate);

     (b) to use the Proprietary Information exclusively for the purpose of fulfilling the obligations under this Agreement;

     (c) to return the Proprietary Information, and any copies thereof, in his possession or under his control, to the Company (or the applicable Affiliate) upon request of the Company (or the Affiliate), or expiration or termination of Employee's employment hereunder for any reason; and

     (d) to hold the Proprietary Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Proprietary Information without the prior written approval of an authorized representative of the Company.

The obligations and restrictions set forth in this Section 26.02 shall survive the expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:

     (x) as to Trade Secrets, indefinitely, and

     (y) as to Confidential Information for a period of two (2) years after the expiration or termination of the Employment Term.

The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. The obligations set forth in this Section 26.02 shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which (i) was in Employee's possession, free of any obligation of confidence, prior to his receipt from the Company or its Affiliate, (ii) Employee establishes the Proprietary Information is already in the public domain at the time the Company or the Affiliate communicates it to Employee, or becomes available to the public through no breach of this Agreement by Employee, or
(iii) Employee establishes that he received the Proprietary Information independently and in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.

     26.03 Covenant of Non-Disparagement and Cooperation. Employee agrees that he shall not at any time during or following the term of this Agreement make any remarks disparaging the conduct or character of the Company or the Affiliates or any of the Company's or the Affiliates' current or former agents, employees, officers, directors, successors or assigns (collectively the

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"Related Parties"). In addition, Employee agrees to cooperate with the Related
Parties, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee's employment with the Company. The Company shall reimburse Employee for travel expenses approved by the Company or the Affiliates incurred in providing such assistance.

     26.04 Covenant Not-To-Induce. Employee covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, hire, solicit, take away or attempt to hire, solicit or take away any person who is or was an employee of the Company or any Affiliate during the one (1) year period preceding the termination of Employee's employment.

     26.05 Remedies. The Company and Employee expressly agree that a violation of any of the covenants contained in subsections 26.02 through and including
26.04 of this Section 26, or any provision thereof, shall cause irreparable injury to the Company and that, accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Sections 26.02 through and including 26.04 hereof.

     26.06 Severability. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if subsections 26.02 through and including 26.04 of this Section 26 shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with the Company, granting the Company, to the extent legally possible, the protection afforded by said subsections. It is expressly understood and agreed by the parties hereto that the Company shall not be barred from enforcing the restrictive covenants contained in each of subsections 26.02 through and including 26.04, as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.

     26.07 Ownership of Property. Employee agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any revisions thereof, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Employee to the Company or any Affiliate under this Agreement are works made for hire and shall be the sole and exclusive property of the Company or such Affiliate. Employee agrees to execute such documents as the Company may reasonably request for the purpose of effectuating the rights of the Company or the Affiliate in any such property.

     26.08 No Defense. The existence of any claim, demand, action or cause of action of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein.

     26.09 Survival. The terms of this Section 26 shall survive the termination or expiration of this Agreement for any reason."

     12. The Employment Agreement is further amended by adding thereto the following Sections 27 and 28.

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     "27. Mutual Releases

          27.01 Employee's Release of the Company. In consideration for the mutual promises and covenants contained herein, Employee, for himself and his heirs, executors, administrators, assigns, attorneys, agents and representatives, hereby irrevocably and unconditionally releases, waives and forever discharges the Company and agrees never to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature against the Company based upon any and all claims, agreements, rights, causes of action, suits, demands, damages, or liabilities of any nature whatsoever whether occurring or existing in law or equity, known or unknown, arising at any time on or before the date hereof (together, referred to as "Claims"), including but not limited to claims arising from or in connection with the termination of the Employee's employment with the Company, the federal Age Discrimination in Employment Act of 1967 (ADEA), the federal American's with Disabilities Act (ADA), the federal Employee Retirement Income Security Act of 1974 (ERISA); any unemployment compensation law; and/or Title VII of the Civil Rights Act of 1964, as amended, but excluding any claims or obligations arising under this Employment Agreement after January 1, 2001.

          27.02 Company's Release of Employee. In consideration for the mutual promises and covenants contained herein, Employer, for itself, its affiliates, successors and assigns, hereby irrevocably and unconditionally releases, waives and forever discharges the Employee and agrees never to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature against the Employee based upon any and all claims, agreements, rights, causes of action, suits, demands, damages, or liabilities of any nature whatsoever whether occurring or existing in law or equity, arising at any time on or before the date hereof (together, referred to as "Claims"), including but not limited to claims arising from or in connection with Employee's employment with the Company, but excluding any claims arising out of the terms of this Employment Agreement arising after January 1, 2001.

          27.03 Reaffirmation. Upon expiration of the Employment Term, Employee and the Company shall re-execute and reaffirm the mutual releases granted in Sections 27.01 and 27.02 hereof as of such date.

     28. Acknowledgment. By signing this Agreement, Employee hereby further acknowledges that;

          (a) he has read and understood this Agreement;
          (b) he has had an opportunity to consider this Agreement, its terms and conditions for at least twenty-one (21) days before signing this Agreement ;
          (c) he signed this Agreement voluntarily;
          (d) he understands that this Agreement contains a full and final release of all Claims he may have against the Company;
          (e) he has consulted with independent counsel regarding the effect of this Agreement and the rights being released hereunder, or knowingly waives his right to do so; and
          (f) he has a period of seven (7) days following the execution of this Agreement to revoke this Agreement, and that this instrument shall not become effective

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              until the expiration of such revocation period; it being
              understood that upon Employee's revocation of this Agreement, this amendment to the Employment Agreement shall become null and void.

    IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and Employee has hereunto set his hand this 9th day of February 2001.

                           COMPANY:

                           AFC ENTERPRISES, INC.


                           By: /s/ Frank J. Belatti
                              ------------------------------------------
                               Frank J. Belatti, Chief Executive Officer

                           EMPLOYEE:

                           /s/ Samuel N. Frankel
                           ---------------------------------------------
                           Samuel N. Frankel

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